Exhibit 99.1

Financial: Gerard F. Agoglia Acclaim Entertainment (516) 656-5000 gagoglia@acclaim.com	Media: Alan B. Lewis Acclaim Entertainment (516) 656-5000 alewis@acclaim.com

FOR IMMEDIATE RELEASE

ACCLAIM ENTERTAINMENT, INC. RESOLVES NASDAQ COMPLIANCE

REGARDING ITS OCTOBER 2003 CONVERTIBLE NOTES OFFERING

GLEN COVE, NY, December 17, 2003 – Acclaim Entertainment, Inc. (NASDAQ.SC: AKLM), today announced that the Company has resolved the issues raised by Nasdaq surrounding compliance with Nasdaq Marketplace Rules of the Company’s October 2003 offering of its 10% Convertible Subordinated Notes. The Company and the investors in the October Note offering have amended the terms of the October agreements to comply with applicable Nasdaq Marketplace Rules. The terms of the amendment documents were disclosed by the Company in its revised Preliminary Proxy Statement filed with the Securities and Exchange Commission on December 5, 2003.

“We are pleased to have resolved this matter in such an amicable and expeditious manner and appreciate the support of all of the involved parties,” said Rod Cousens, Chief Executive Officer for Acclaim Entertainment, Inc.

About Acclaim Entertainment

Based in Glen Cove, N.Y., Acclaim Entertainment, Inc. is a worldwide developer, publisher and mass marketer of software for use with interactive entertainment game consoles including those manufactured by Nintendo, Sony Computer Entertainment and Microsoft Corporation as well as personal computer hardware systems. Acclaim owns and operates five studios located in the United States and the United Kingdom, and publishes and distributes its software through its subsidiaries in North America, the United Kingdom, Australia, Germany, France and Spain. The Company uses regional distributors worldwide. Acclaim also distributes entertainment software for other publishers worldwide, publishes software gaming strategy guides and issues “special edition” comic magazines periodically. Acclaim’s corporate headquarters are in Glen Cove, New York and Acclaim’s common stock is publicly traded on NASDAQ.SC under the symbol AKLM. For more information please visit our website at www.acclaim.com.

The statements contained in this release which are not historical facts are “forward-looking statements.” Acclaim cautions readers of this press release that a number of important factors could cause Acclaim’s actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other factors that could affect Acclaim, are described in Acclaim’s Annual Report on Form 10-KT for the fiscal year ended March 31, 2003, and Acclaim’s subsequent Quarterly Reports on Form 10-Q, all of which were filed with the United States Securities and Exchange Commission. Readers of this press release are referred to such filings.

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